UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 17, 2006

Global Preferred Holdings, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-23637	58-2179041
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

c/o Morris Manning & Martin LLP, 3343 Peachtree Road, Suite 1600, Atlanta, Georgia		30326
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	770-248-3311

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 17, 2006, Global Preferred Holdings, Inc. ("Global Preferred") transferred its remaining assets and liabilities to GPH Liquidating Trust (the "Trust"), a Delaware statutory trust formed as a liquidating trust as contemplated by Global Preferred's Plan of Complete Liquidation and Dissolution approved by the stockholders of Global Preferred on May 10, 2006. The operations of the Trust are controlled by a Stockholders' Liquidating Trust Agreement (the "Trust Agreement") dated May 17, 2006 executed by Joseph F. Barone and Milan M. Radonich as Managing Trustees, Caryl P. Shepherd as Administrator and Wilmington Trust Company as Delaware Resident Trustee. Messrs. Barone and Radonich are also directors of Global Preferred and Ms. Shepherd is the Chief Accounting Officer and Vice President of Global Preferred. The stockholders of Global Preferred, as of June 1, 2005, are the beneficiaries of the Trust.

Once a corporation is dissolved under Delaware law, its existence is automatically continued for a term of three years, or for such longer period as the Delaware Court of Chancery directs, but solely for the purpose of winding up its business. The process of winding up includes: (1) the prosecution and defense of lawsuits, if any; (2) the settling and closing of any business; (3) the disposition and conveyance of any property; (4) the discharge of any liabilities; and (5) the distribution of any remaining assets to the stockholders. The Agreement and Plan of Reorganization pursuant to which Global Preferred sold its subsidiary, Global Preferred Re Limited, effective May 25, 2005, (the "Reorganization Agreement") provided that, no more than twelve months after the closing of that sale, Global Preferred would dissolve and distribute its remaining assets to its stockholders, after making adequate provision for its liabilities in accordance with Delaware law.

The transfer of Global Preferred's assets and liabilities to the Trust will permit Global Preferred to comply with the requirements of the Reorganization Agreement as well as the requirements for corporate dissolution under Delaware law. The Trust Agreement provides that the Trust shall proceed to liquidate the assets and satisfy the claims of creditors in accordance with Delaware law. Assets remaining after such efforts are to be distributed to the beneficiaries in accordance with the terms of the Trust Agreement and the requirements of Delaware law. The Managing Trustees may, from time to time, authorize the distribution of some or all of the Trust assets if the Managing Trustees determine that such distributions may be made in compliance with the Trust Agreement and Delaware law. The Liquidating Trust Agreement provides that the Trust will terminate on June 1, 2008, unless the final distribution to the beneficiaries has not yet been made. No assurance can be given whether any amounts deposited into the Trust will ultimately be distributed to the stockholders and, if distributed, when such distribution would occur, nor can it be certain that the amounts deposited in the Trust will be adequate to pay all claims arising with respect to the Trust and the dissolution of Global Preferred.

The assets contributed to GPH Liquidating Trust by Global Preferred consisted of approximately $1.1 million of cash and cash equivalents, approximately $1.7 million of United States treasury notes, approximately $4,500 of current income taxes recoverable and physical assets of nominal value.

The Administrator will manage the Trust, subject to the supervision of the Managing Trustees, and will be entitled to the following compensation for her services to the Trust, pursuant to a Fee Agreement dated May 17, 2006: $4,000 per month, plus a bonus of $20,000 if she is still serving as the Administrator at the time of termination of the Trust. The Managing Trustees will supervise the Administrator and will each be entitled to the following compensation for services to the Trust, pursuant to Fee Agreements dated May 17, 2006: $500 per month, plus $250 per trustee meeting. Additionally, Mr. Barone will be entitled to $100 per month for providing supervisory services to the Administrator and the Trust. The Resident Trustee, an entity unaffiliated with Global Preferred, will satisfy the requirement of Delaware law that the Trust have at least one trustee that is a resident of the State of Delaware, and will receive for its services, pursuant to a Fee Agreement dated May 17, 2006: $3,000 as an initial fee, $3,000 per year as an annual administration fee and $1,000 as a statutory trust cancellation fee at the end of the term of the Trust.

The descriptions of the Trust Agreement and the Fee Agreements set forth above are qualified in their entirety by reference to the agreements, which are attached as Exhibits 2.2.1, 10.1, 10.2, 10.3 and 10.4 and are incorporated by reference herein.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On May 17, 2006, Edward F. McKernan, Thomas W. Montgomery and C. Simon Scupham resigned as directors of Global Preferred, effective as of such date. The resignations were not related to any disagreement between Mr. McKernan, Mr. Montgomery or Mr. Scupham and Global Preferred on any matter relating to the Global Preferred’s operations, policies or practices.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Preferred Holdings, Inc.

May 19, 2006	By:	/s/ Caryl P. Shepherd

Name: Caryl P. Shepherd
Title: Chief Accounting Officer

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Exhibit Index

Exhibit No.	Description

2.2	Certificate of Trust
2.2.1	Stockholders Liquidating Trust Agreement
10.1	Fee Agreement dated May 17, 2006 between GPH Liquidating Trust and Wilmington Trust Company
10.2	Fee Agreement dated May 17, 2006 between GPH Liquidating Trust and Joseph F. Barone
10.3	Fee Agreement dated May 17, 2006 between GPH Liquidating Trust and Milan M. Radonich
10.4	Fee Agreement dated May 17, 2006 between GPH Liquidating Trust and Caryl P. Shepherd